Exhibit 10.2

Name of Employee (“Employee”)

ENTEGRIS, INC.

2009 Stock Option Award Agreement

In consideration of services rendered by Employee to Entegris, Inc. (the “Company”) the undersigned Employee: (i) acknowledges that Employee has received an equity incentive award (the “Award”) under the Entegris, Inc. 1999 Long-Term Incentive and Stock Option Plan (the “Plan”), consisting of a stock option grant subject to the terms and conditions specified in Article I below. The Employee further agrees with the Company that the Award is also subject to the terms and conditions set forth in Article II below:

ARTICLE I – STOCK OPTION GRANT

1.1.	Option Grant. Effective February , 2009 (the “Grant Date”) the Company hereby grants Employee a non-qualified option to purchase shares of Stock (“Option”). The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

1.2.	Option Exercise Price. The exercise price of the Option shall be 100% of the closing price of the Stock on the NASDAQ stock market on the Grant Date ($0.00 per share).

1.3.	Option Vesting Schedule. This Option shall vest and become exercisable, except as hereinafter provided, in whole or in part, at any time and from time to time as follows:

•	1/3 on and after February 19, 2010;

•	an additional 1/3 on and after February 19, 2011; and

•	the final 1/3 on and after February 19, 2012.

In the event that any of the above vesting dates falls on a day that the Company is not open for business, then vesting of the applicable portion shall occur on the next succeeding day that the Company is open for business.

1.4.	Expiration of Option. To the extent that the Option shall not have been exercised, this Option shall expire at 5:00 p.m. local time at the Company’s headquarters on February 19, 2016 and no part of the Option may be exercised thereafter. If an expiration, termination or forfeiture date described herein falls on a weekday, Employee must exercise Employee’s Option before 5:00 p.m. local time at the Company’s headquarters on that date. If an expiration, termination or forfeiture date described herein falls on a weekend or any other day on which the NASDAQ stock market is not open, Employee must exercise the Options before 5:00 p.m. local time at the Company’s headquarters on the last NASDAQ business day prior to the expiration, termination or forfeiture date.

1.5.

Exercise of Option. When and as vested, this Option may be exercised up to the number of shares of Stock specified in Section 1.1 above only by serving written notice on the designated stock plan administrator. Payment of the Option exercise price specified in Section 1.2 above may be made by: (a) payment in cash; (b) arrangement with the Company’s stock plan administrator which is acceptable to the Company where payment of the Option exercise price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Stock issueable under the Option to the Company; (c) exchange of previously owned shares of Stock, valued at fair market value on the day of exercise as provided in the Plan; (d) delivery of any other lawful consideration approved in advance by the Administrator specified in the Plan or its delegate, or (e) any combination of the foregoing. Fractional shares may not be exercised. Employee will have the rights of a stockholder only after the shares of Stock have been issued to Employee in accordance with this Agreement.

1.6.	No Assignment of Option. This Option may not be assigned or transferred except as may otherwise be provided by the terms of this Agreement.

1.7.	Basic Adjustments for Changes in Capital Structure. The Administrator shall make adjustments from time to time in the number of shares of Stock covered by the Option as specified in Section 1.1 above in such reasonable manner as the Administrator may determine to reflect any increase or decrease in the number of issued shares of Stock of the Company resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of stock dividends or other increases or decreases in such Stock effected without receipt of consideration by the Company.

1.8.	Termination of Employment with the Company. All exercisable Options granted herein must be exercised within ninety (90) days following the date on which the employment of Employee with the Company or one of its subsidiaries terminates (i.e., last day worked, excluding any severance period) (“Termination Date”), or be forfeited, except as provided in Section 2.3 below and as follows:

(a)	In the event of Employee’s death during employment, each Option granted hereunder will be exercisable, whether or not vested on the date of Employee’s death, until the earlier of: (1) the first anniversary of Employee’s date of death; or (2) the original expiration date of the option. In the event of Employee’s death during a Special Exercise Period as specified in Section 2.3 below, each Option will continue to be exercisable in accordance with the provisions of that Section.

(b)	In the event of the termination of employment of Employee due to Disablement, Employee may exercise the Option, to the extent not previously exercised and whether or not the option had vested on or prior to the date of employment termination, at any time prior to 365 days following the later of the date of Employee’s termination of employment due to Employee’s Disablement or the date of determination of Employee’s Disablement, provided, however, that while the claim of Disablement is pending, Options that were unvested at termination of employment may not be exercised and Options that were vested at termination of employment may be exercised only during the period set forth in the introductory clause to this Section 1.8. The Option shall terminate on the 365th day from the date of determination of Disablement, to the extent that it is unexercised. For these purposes “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability policies maintained by the Company, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Company.

(c)	If Employee’s employment is terminated for “Cause”, all granted but unexercised stock Options shall be forfeited on Employee’s Termination Date.

1.9.	Suspension of Option Exercises. For administrative or other reasons, the Company may, from time to time, suspend the ability of employees to exercise options for limited periods of time. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Stock during any period when the Company determines that the exerciseability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

1.10.	Withholding of Income Taxes. Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, Employee shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise and, if applicable, any sale of shares of the Stock. The Company shall not be required to issue shares of the Stock or to recognize any purported transfer of shares of the Stock until such obligations are satisfied. The Administrator designated in the Plan may permit these obligations to be satisfied by having the Company withhold a portion of the shares of the Stock that otherwise would be issued to Employee upon exercise of the Option, or to the extent permitted by the Administrator, by tendering shares of the Stock previously acquired.

ARTICLE II – GENERAL PROVISIONS

2.1.	Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The term “Administrator” means the Management Development & Compensation Committee of the Company’s Board of Directors.

2.2.	Mergers, etc. In the event of any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company (a “Covered Transaction”), the vesting of all Options under each outstanding Award pursuant to Article I above will be accelerated and such shares will become fully exercisable prior to the Covered Transaction on a basis that gives the undersigned a reasonable opportunity, as determined by the Administrator, following delivery of the shares, to participate as a stockholder in the Covered Transaction. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such replacement or substitution shall diminish in any way the acceleration of Options provided for in this section.

2.3.	Retirement, etc. If Employee ceases to be an employee due to retirement with the consent of the Administrator, Employee will be entitled to a special exercise period with respect to the Option (the “Special Exercise Period”) which will begin on Employee’s Retirement Date and will end on the earlier of the 3rd anniversary of Employee’s Retirement Date or February 19, 2016. During the Special Exercise Period, the Option will continue to vest in accordance with the schedule specified in Section 1.3 above and will be exercisable to the same extent that it would have been exercisable had Employee remained employed by the Company or one of its subsidiaries. As used herein the term “retirement with the consent of the Administrator” means that Employee’s retirement must be with the consent of the Administrator, which consent may be granted or withheld in the discretion of the Administrator. In the event that Employee ceases to be an employee under circumstances that would otherwise qualify for retirement but the consent of the Administrator has not been granted, then Employee shall not be entitled to the benefits of this Section 2.3.

2.4.	No Understandings as to Employment. The undersigned Employee further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ the Employee for any period or with respect to the terms of the undersigned’s employment or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the undersigned shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.5.	Acts of Misconduct. If Employee has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an Executive Officer of the Company may suspend Employee’s rights under the Award, including the vesting of Restricted Stock and Options and the exercise of vested Options, pending a decision by the Administrator or an Executive Officer to terminate the Award. No rights under the Award may be exercised during such suspension or after such termination.

2.6.	Disputes. The Administrator designated in the Plan or its delegate shall finally and conclusively determine any disagreement concerning the Award.

2.7.	Savings Clause. In the event that Employee is employed in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company, then any such term or provision shall be null, void and of no effect.

2.8.	Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the Employee and the Company.

Dated: , 2009
(Signature of Employee)

The foregoing Agreement is hereby accepted:

Entegris, Inc.

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